Exhibit (d)(15)

AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT

FOR THE TIAA-CREF LIFE FUNDS

AMENDMENT, dated May 1, 2014, to the Investment Advisory Agreement (the “Agreement”), as amended, by and between TIAA-CREF Life Funds (the “Trust”) and Teachers Advisors, Inc. (“Advisors”).

WHEREAS, the Board has approved a reduction in the advisory fee rate of one series of the Trust, the TIAA-CREF Life Small-Cap Equity Fund (the “Fund”), and wish the Agreement to reflect such changes;

NOW, THEREFORE, in consideration of the promises and the mutual covenants herein contained, the Trust and Advisors hereby agree to amend the Agreement as follows:

The existing Appendix A of the Agreement shall be replaced in its entirety with the attached updated Appendix A.

IN WITNESS WHEREOF, the Trust and Advisors have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers on the day and year first written above.

TIAA-CREF LIFE FUNDS

By: Phillip G. Goff
Title: Treasurer

TEACHERS ADVISORS, INC.

By: Carol Deckbar
Title: Chief Operating Officer

APPENDIX A

Growth Equity	0.45%
Growth & Income	0.45%
International Equity	0.50%
Large-Cap Value	0.45%
Small-Cap Equity	0.46%
Stock Index	0.06%
Social Choice Equity	0.15%
Real Estate Securities	0.50%
Bond	0.30%
Money Market	0.10%
Balanced	0.10%